Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FORESTAR GROUP INC.

Forestar Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.At a meeting of the Board of Directors of the Corporation, a resolution was adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Article V thereof so that, as amended, it shall be and read as follows:

ARTICLE V

 Section 1. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The directors, other than those who may be elected by the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issue of such class or series of stock adopted by the Board of Directors, shall, until the annual meeting of stockholders to be held in 2018 (the “2018 Annual Meeting”), be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the Bylaws of the Corporation, with each class to hold office until its successors are elected and qualified. The term of office for the class of directors elected at the annual meeting of stockholders held in 2013 shall expire at the annual meeting of stockholders to be held in 2016 (the “2016 Annual Meeting”), the term of office for the class of directors elected at the annual meeting of stockholders held in 2014 shall expire at the annual meeting of stockholders to be held in 2017, and the term of office for the class of directors elected at the annual meeting of stockholders held in 2015 shall expire at the 2018 Annual Meeting, with the members of each class to hold office until their successors are elected and qualified. Commencing with the 2016 Annual Meeting, directors succeeding those whose terms expire in that year shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election, with each such director to hold office until his or her successor is elected and qualified. Commencing with the 2018 Annual Meeting, the classification of the Board of Directors shall terminate and all directors shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor is elected and qualified. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 2. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

 Section 3. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors, or as otherwise provided in the Bylaws, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or as otherwise provided in the Bylaws. Until the 2018 Annual Meeting, any director elected in accordance with the preceding sentence of this Section 3 shall be appointed to the class of directors in which the new directorship was created or the vacancy occurred and shall hold office until the next annual meeting of stockholders or until such director’s successor shall have been elected and qualified, or as otherwise provided in the Bylaws; and from and after the 2018 Annual Meeting, any director elected in accordance with the preceding sentence of this Section 3 shall hold office until the next annual meeting of stockholders or until such director’s successor shall have been elected and qualified, or as otherwise provided in the Bylaws.

Section 4. Subject to the rights of the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, any director elected prior to the 2018 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2018 Annual Meeting may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class. For purposes of this Section 4, “cause” shall mean the willful and continuous failure of a director to substantially perform such director’s duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation. Subject to the rights of the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, any other director may be removed from office with or without cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class.

2.Thereafter, a meeting of the stockholders of the Corporation was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3.The amendment was adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 12th day of May, 2015.

FORESTAR GROUP INC.

By:    /s/ David M. Grimm
David M. Grimm,
Secretary

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